Exhibit 10.48

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2012 by and among Domtar Corporation, a Delaware corporation (the “Company”), Attends Healthcare Products, Inc., a Delaware Corporation (“Attends”), and Michael Fagan (the “Executive”).

W I T N E S S E T H:

WHEREAS, Attends and the Executive previously entered into an employment agreement (the “Prior Agreement”), dated as of August 12, 2011;

WHEREAS, the Prior Agreement was contingent upon, and effective as of, the closing of the sale and purchase of the Shares (as defined therein) contemplated under the Stock Purchase Agreement by and among Attends Healthcare Holdings, LLC, Attends Healthcare, Inc. and the Company, dated as of August 12, 2011 (the “Sale and Purchase Agreement”), pursuant to which the Executive received proceeds from the sale and purchase of the Shares because of the Executive’s indirect ownership of a portion of the Shares.

WHEREAS, part of the consideration paid in return for the Executive entering into the Prior Agreement was the Company’s purchase of the Shares.

WHEREAS, the closing of the sale and purchase of the Shares occurred on August 31, 2011 (the “Closing Date”);

WHEREAS, effective as of the Closing Date, the Company became the indirect owner of all the outstanding shares of capital stock of Attends;

WHEREAS, the Company, Attends and the Executive wish to amend and restate the Prior Agreement to reflect the Executive’s appointment as a member of the management committee of the Company (the “Management Committee”);

WHEREAS, pursuant to the Prior Agreement, the Company granted the Executive performance stock units (“PSUs”) and the Human Resources Committee of the Board of Directors of the Company has approved the removal of the performance conditions to the PSUs subject to the Executive’s agreement to the terms and conditions of this Agreement and the amendment to the Original Grant Agreement (as defined below);

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the availability of the Executive’s services; and

WHEREAS, the Executive is willing to make the Executive’s services available to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Company and the Executive agree as follows:

1.    Effective Date.    The Prior Agreement became effective on the Closing Date (the “Original Effective Date”). This Agreement is effective as of May 1, 2012 (the “Effective Date”).

2.    Definitions.    The following words and phrases as used in this Agreement shall have the meanings set forth in this Section unless a different meaning is clearly required by the context.

(a) “Affiliate” means any entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code except that, in making such determination, “at least fifty (50) percent” will be substituted for “at least eighty (80) percent” each place it appears therein.

(b) “Cause” means (a) the negligent or willful continued failure of the Executive to substantially perform the Executive’s duties with the Company or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness, but specifically including any material failure by the Executive to meet reasonable performance expectations set forth by the Company or such Affiliate); (b) failure to abide by the reasonable and lawful directives of the Board of Directors or the President and Chief Executive Officer of the Company, provided that in the case of either (a) or (b), (i) the Company or Affiliate provides the Executive with written notice of the Executive’s failure; (ii) the Executive does not reverse or otherwise cure such failure to the extent curable within thirty (30) days of receiving the Company’s or Affiliate’s written objection; and (iii) the Executive is terminated by the Company or such Affiliate within thirty (30) days following the expiration of that cure period; (c) the Executive’s commitment of any act which, if prosecuted, would constitute a felony, or the Executive’s commitment or conviction of, or plea of no contest to, any crime involving dishonesty, fraud or moral turpitude; (d) any conduct by the Executive that causes material harm to the business, standing or reputation of the Company, any Affiliate or the shareholders of the Company; or (e) any material breach by the Executive of the Executive’s obligations under this Agreement.

(c) “Code” means the Internal Revenue Code of 1986, as amended (the “Code”).

(d) “Confidential Information” means any information about the Company or any Affiliate and their employees, customers and/or suppliers which is not generally known outside of the Company or any Affiliate, which the Executive learns of in connection with the Executive’s employment with the Company or any Affiliate, and which would be useful to competitors or the disclosure of which would be damaging to the Company or the Affiliate. Confidential Information may include, but is not necessarily limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the Company’s or any Affiliate’s manufacturing techniques; (C) the terms upon which the Company or any Affiliate obtains products from their suppliers and sells services and products to customers; (D) the nature, origin, composition and development of the Company’s or the Affiliate’s services and products; and (E) the manner in which the Company or any Affiliate provides products and services to their customers. Confidential Information does not include information that (A) has been voluntarily disclosed to the public by the Company or any Affiliate, except where such public disclosure has been made by the Executive without authorization from the Company or the Affiliate; (B) has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(e) “EBITDA” means earnings before taxes, interest, depreciation and amortization as determined consistent with the methodology established by the Company’s Board of Directors.

(f) “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties (excluding a change in title or reporting relationship); (ii) a material reduction in the Executive’s base salary and target bonus opportunity (except if any such reduction is part of an across-the-board reduction in base salary rate or target bonus opportunity similarly affecting other employees appointed to the Management Committee by the Board of Directors of the Company); (iii) a change in the geographic location at which the Executive provides services to the Company to a location that is (a) more than fifty (50) miles from the location at which the Executive was stationed previously and (b) farther from the Executive’s primary residence than was the location at which the Executive was stationed previously; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g) “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Personal Care Business of the Company, and which takes place within the twenty four (24)-month period prior to the termination or cessation of the Executive’s employment hereunder.

(h) “Personal Care Business of the Company” means the production, marketing and sale of (i) adult disposable incontinence products, (ii) non-woven absorbent core solutions, including but not limited to Airlaid Products, and/or (iii) other personal care absorbent products produced, marketed or sold by the Company or its subsidiaries. “Airlaid Products” mean products that are formed by suspending and then dispersing cellulose fibers in an airstream and condensing them from the airstream onto a moving screen by means of a pressure source or vacuum to form an integral sheet of fibers, which then are either subjected to pressure and temperature in a calendaring process resulting in producing a hydrogen bonded integral sheet of air laid paper or which then are bonded utilizing latex binders or thermo plastic fibers or a combination thereof, in order to form an integral sheet of air laid paper.

(i) “Restricted Territory” means, and is limited to, the geographic area described in Exhibit A attached hereto. The Executive acknowledges and agrees that this is the area in which the Company and its Affiliates do business at the time of the execution of this Agreement, and in which the Executive will have responsibility, at a minimum, on behalf of the Company and its Affiliates.

(j) “Trade Secrets” means the trade secrets of the Company or any Affiliate as defined under applicable law.

3.    Employment and Duties.

(a)    Position.    The Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Senior Vice-President, Personal Care, of the Company, on the terms and subject to the conditions of this Agreement. Executive shall be a member of the Management Committee. The Executive agrees to perform such duties and responsibilities as are customarily performed by persons acting in such capacity or as are assigned to Executive from time to time by the President and Chief Executive Officer of the Company. The Executive acknowledges and agrees that from time to time the President and Chief Executive Officer of the Company may assign Executive additional positions with the Company or its Affiliates, with such title, duties and responsibilities as shall be determined by the Company or its Affiliates. The Executive agrees to serve in any and all such positions without additional compensation. The Executive will report directly to the President and Chief Executive Officer of the Company.

(b)    Duties.    The Executive shall devote the Executive’s best efforts and full professional time and attention to the business and affairs of the Company and its Affiliates. During the Term, Executive shall not serve as a director or principal of any other company or charitable or civic organization without the prior written consent of the President and CEO of the Company with the exception of the positions provided in Exhibit B provided none of the listed positions interferes with the Executive’s duties under this Agreement. The principal place of employment of the Executive shall be the Company’s Personal Care division’s executive offices in Raleigh, North Carolina, subject to reasonable travel on the business of the Company and its Affiliates. The Executive shall be expected to follow and be bound by the terms of the Company’s Code of Business Conduct and Ethics and any and all other applicable policies as the Company from time to time may adopt.

4.    Term.    The term of the Executive’s employment under this Agreement is effective as of the Original Effective Date and will continue through August 31, 2015, unless terminated or extended as hereinafter provided. This Agreement shall be extended for successive one-year periods following the original term (and through each subsequent anniversary thereafter) unless any party notifies the other in writing at least sixty (60) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its then current term. The term of this Agreement, including any renewal term, is referred to herein as the “Term.” After December 31, 2014, whether or not this Agreement has expired, any severance to which the Executive may be entitled shall be determined under the Domtar Corporation Severance Program for Management Committee Members as in effect from time to time pursuant to its terms but only in the event of circumstances entitling the Executive to severance under such severance program, as it exists at that time.

5.    Compensation.

(a)    Base Salary.    Commencing as of June 25, 2012, the Company shall pay the Executive an annual base salary of $460,800. The annual base salary shall be paid to the Executive in accordance with the established payroll practices of the Company (but no less frequently than monthly) subject to ordinary and lawful deductions. The Board of Directors of the Company, the Human Resources Committee thereof or their designees or the President and Chief Executive Officer of the Company will review the Executive’s base salary from time to time to consider whether any increase should be made. In no event will the Executive’s annual base salary be reduced except for any such reduction which is part of an across-the-board reduction in base salary rate similarly affecting other employees appointed to the Management Committee by the Board of Directors of the Company or the Human Resources Committee thereof.

(b)    Annual Bonus.    During the Term, the Executive will be eligible to receive an annual target bonus opportunity in an amount equal to one hundred percent (100%) of the Executive’s base salary (with the ability to earn up to at least one hundred and fifty percent (150%) and not more than two hundred percent (200%) of the Executive’s base salary), based upon criteria established by the Human Resources Committee of the Board of Directors of the Company, consistent with the Company’s business plans and objectives; provided, however, that (i) the Executive’s bonus for the period beginning July 1, 2011 and ending December 31, 2011 shall be based on the Company’s achievement of $20,250,000 or more in EBITDA for such period and otherwise consistent generally with the provisions of the Company’s existing annual fiscal year incentive plan as adjusted and prorated to reflect the shortened period, (ii) the Executive’s bonus for 2012 shall be calculated based on a base salary amount of $450,000, and (iii) the Executive’s bonus may be paid pursuant to an award under the Domtar Corporation Annual Incentive Plan that is consistent in all material respects with this Section 5(b). Except as otherwise provided in Section 8(c)(iii), the Executive must be employed at the time of payment to receive an annual bonus. The annual bonus, if any, shall be paid in accordance with the Company’s established payroll practices but in no event, if at all, later than the 15th day of the third month following the end of the applicable year to which the annual bonus relates.

(c)    Retention Bonus.

(i)    Cash Retention Award.    The Executive will be entitled to receive an amount equal to 222.2 percent of the Executive’s base salary as of the Original Effective Date (i.e., $1,000,000), an advance payment of $500,000 of which (the “Advance Retention Payment”) the Company shall pay to the Executive in a lump sum cash payment in December 2012 in respect of the Executive’s continued employment from the Original Effective Date, and the remainder of which (the “Remaining Retention Payment”) shall be payable provided the Executive remains employed continuously with the Company and its Affiliates from the Original Effective Date through December 31, 2014. The Company shall pay the Remaining Retention Payment to the Executive, if owed, in a single lump sum cash payment within thirty (30) days following the date the Executive satisfies the conditions for receiving the Remaining Retention Payment.

(ii)    Equity-Based Retention Award.    The Executive acknowledges that the award of PSUs granted under the Domtar Corporation 2007 Omnibus Incentive Plan to the Executive on September 22, 2011 pursuant to the Performance Stock Unit Agreement, dated as of September 22, 2011 (the “Original Grant Agreement”), is consistent with the terms of, and satisfies the Company’s obligations to grant PSUs to Executive under, Sections 5(c)(ii) of the Prior Agreement. The Executive and the Company agree that the Original Grant Agreement shall be amended to remove the requirement to meet specified EBITDA targets and to provide instead that the award shall become payable provided the Executive remains employed continuously with the Company or its Affiliates from the Original Effective Date through August 31, 2015. The foregoing amendments shall be reflected in an amendment to the Original Grant Agreement under the Domtar Corporation 2007 Omnibus Incentive Plan that is consistent in all material respects with this Section 5(c)(ii). The Company shall deliver the requisite number of shares of Company common stock or, at the discretion of the Company, the cash value thereof, as promptly as possible, but in any event within two and one half months following the date the PSUs become payable.

(iii)    Notwithstanding the foregoing, if, prior to August 31, 2015, the Executive’s employment with the Company and its Affiliates is terminated by the Company and its Affiliates without Cause or on account of the Executive’s Incapacity (as defined in Section 8(a)), the Executive resigns for Good Reason or the Executive dies, subject to Section 8(e) below, (A) the Executive will be entitled to receive an amount equal to (I) the aggregate cash retention bonus set forth in Section 5(c)(i) multiplied by a fraction, the numerator of which is the number of days from the Original Effective Date through the date of the Executive’s termination of employment by the Company and its Affiliates and the denominator of which is the number of days from the Original Effective Date through December 31, 2014 minus (II) any portion of the cash retention bonus paid prior to such termination, (B) except in the event the Executive’s employment with the Company and its Affiliates terminates on account of the Executive’s death, provided the Executive has remained continuously employed from the Original Effective Date until at least January 1, 2014, the Executive will be entitled to receive that portion of the PSUs granted in accordance with Section 5(c)(ii) which equals the total PSUs granted in accordance with Section 5(c)(ii) multiplied by a fraction the numerator of which is the number of days the Executive remained employed in 2014 and 2015 and the denominator of which is the number of days between January 1, 2014 and August 31, 2015 and (C) in the event the Executive’s employment with the Company and its Affiliates terminates on account of the Executive’s death, the Executive will be entitled to receive all of the PSUs granted in accordance with Section 5(c)(ii). Such payments shall be made within two and one half months following (i) the date of the Executive’s termination of employment with respect to the cash retention bonus and (ii) the earlier of August 31, 2015 or the death of the Executive with respect to the PSUs, subject in each case to Section 8(e) below. None of the PSUs, however, shall become payable in the event the Executive fails to remain employed continuously with the Company and its Affiliates from the Original Effective Date until at least January 1, 2014, other than in the event the Executive’s employment with the Company and its Affiliates terminates on account of the Executive’s death.

(d)    Long-Term Incentive Program.    The Executive shall be eligible to participate in any long-term incentive program that the Company may maintain for the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, subject to the terms and conditions of such program.

6.    Benefits.

(a)    Benefit Programs.    The Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company provides to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, paid time off, retirement plan (both qualified and nonqualified) and personal tax and financial planning, subject to the terms and conditions of such plans, programs or forms of compensation or benefits.

(b)    Paid Time-Off.    The Executive shall be entitled to five (5) weeks of paid time-off, to be accrued and used in accordance with the normal Company paid time-off policy.

7.    Reimbursement of Business Expenses.    The Company shall reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred. In no event will such reimbursements, if any, be made later than the last day of the year following the year in which the Executive incurs the expense.

8.    Termination of Employment.

(a)    Death or Incapacity.    The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement. “Incapacity” shall mean the inability of the Executive to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for a period of ninety (90) days in the aggregate in any rolling one hundred and eighty (180)-day period.

(b)    Termination by the Company or by the Executive.    The Company may terminate the Executive’s employment during the Term of this Agreement with or without Cause (other than on death or Incapacity), and the Executive may terminate the Executive’s employment for any reason whatsoever, in either case, upon thirty (30) days written notice. The Company may elect to pay the Executive during any applicable notice period (in accordance with the established payroll practices of the Company, no less frequently than monthly) and remove him from active service.

(c)    Termination of the Executive’s Employment On or Before December 31, 2014.

(i)    Death or Incapacity.    If on or before December 31, 2014 the Executive’s employment is terminated by reason of death or Incapacity in accordance with Section 8(a) hereof, the Executive shall be entitled to receive payment of any Accrued Obligations in a lump sum within thirty (30) days after the Executive’s termination of employment unless the plan, policy or program under which the Accrued Obligation is provided provides for a different time of payment in which case the time of payment provided under such plan, policy or program will control. For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (A) the Executive’s annual base salary through Executive’s termination of employment which remains unpaid, (B) the amount, if any, of any annual or retention bonus compensation earned for any completed fiscal year of the Company which is vested but has not yet been paid, (C) any reimbursements for expenses incurred but not yet paid, and (D) any benefits or other amounts, including both cash and stock components, which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including payment for any unused paid time-off (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions).

(ii)    By the Company With Cause or By the Executive Without Good Reason.    If on or before December 31, 2014 the Company terminates the Executive’s employment in accordance with Section 8(b) hereof with Cause or the Executive terminates the Executive’s employment without Good Reason in accordance with Section 8(b) hereof, (A) this Agreement shall terminate without any further obligation to the Executive other than payment of any Accrued Obligations in a lump sum within thirty (30) days after the Executive’s termination of employment unless the plan, policy or program under which the Accrued Obligation is provided provides for a different time of payment in which case the time of payment provided under such plan, policy or program will control and (B) if such termination occurs after the Company has paid the Executive the Advance Retention Payment, the Executive shall repay to the Company the full amount of the Advance Retention Payment (for the avoidance of doubt, including any amounts withheld for the payment of taxes) within thirty (30) days after the Executive’s termination of employment.

(iii)    By the Company Without Cause (Other Than on Death or Incapacity) or By the Executive With Good Reason.    If on or before December 31, 2014 the Company terminates the Executive’s employment in accordance with Section 8(b) hereof without Cause (other than on death or Incapacity) or the Executive terminates the Executive’s employment with the Company for Good Reason in accordance with Section 8(b) hereof, this Agreement shall terminate without any further obligation to the Executive other than payment of (i) subject to Sections 8(e), 20 and 21 below, continued base salary for thirty-six (36) months beginning immediately upon the termination of the Executive’s employment, payable in accordance with the established payroll procedures of the Company (but not less frequently than monthly); (ii) any Accrued Obligations in a lump sum within thirty (30) days after the Executive’s termination of employment unless the plan, policy or program under which the Accrued Obligation is provided provides for a different time payment in which case the time of payment provided under such plan, policy or program will control; and (iii) the payments provided in Section 5(c)(iii). In the event the Executive is entitled to salary continuation hereunder, the Company shall also pay the Executive the bonus he would have received under the annual bonus plan for the year of termination if he had continued in employment based on achievement of the applicable performance criteria for the year, multiplied by a fraction, the numerator of which is the total number of days in such calendar year prior to the Executive’s termination of employment and the denominator of which is 365. Such amount shall be paid as promptly as possible but in any event no later than the 15th day of the third month following the end of the calendar year in which the termination of employment occurs.

(d)    Termination of the Executive’s Employment After December 31, 2014.    If after December 31, 2014 the Executive’s employment terminates for any reason whatsoever, this Agreement, if still in existence, shall terminate without any further obligation to the Executive other than for payment of (i) any amounts to which the Executive may be entitled under the Domtar Corporation Severance Program for Management Committee Members as in effect from time to time pursuant to its terms but only in the event of circumstances entitling the Executive to severance under such severance program as it exists at that time, (ii) any Accrued Obligations in a lump sum within thirty (30) days after the Executive’s termination of employment unless the plan, policy or program under which the Accrued Obligation is provided provides for a different time of payment in which case the time of payment provided under such plan, policy or program will control and (iii) if prior to August 31, 2015 the Company terminates the Executive’s employment in accordance with Section 8(b) hereof without Cause (other than on death or Incapacity), the Executive terminates the Executive’s employment with the Company for Good Reason in accordance with Section 8(b) hereof, or the Executive’s employment with the Company and its Affiliates terminates on account of the Executive’s death, the payments provided in Section 5(c)(iii).

(e)    Release and Waiver.    Notwithstanding any other provision of this Agreement, the Executive’s right to receive salary continuation under Sections 8(c)(iii) upon the termination of the Executive’s employment by the Company without Cause (other than on death or Incapacity) or by the Executive for Good Reason on or before December 31, 2014 and the retention payments under Section 5(c)(iii) of this Agreement upon the termination of the Executive’s employment by the Company without Cause (other than on death or Incapacity) or by the Executive for Good Reason on or before August 31, 2015 is contingent upon and subject to the Executive signing and delivering to the Company a complete general release of all claims in the form attached as Exhibit C and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within sixty (60) days following the date of termination of the Executive’s employment. Any salary continuation to be paid under Section 8(c)(iii) of this Agreement and any retention amount to be paid under Section 5(c)(iii) of this Agreement within the sixty (60) days after the Executive’s termination date shall be accumulated and paid in a lump sum on the first payroll period occurring more than sixty (60) days after the Executive’s termination date, provided the Executive delivers the signed release to the Company and the revocation period thereunder expires without the Executive having elected to revoke or cause the revocation of the release. To the extent Executive is entitled to salary continuation under Section 8(d) of this Agreement, such payments shall be contingent upon the Executive signing a complete release as and to the extent required under the Domtar Corporation Severance Program for Management Committee Members as in effect at such time.

9.    Restrictive Covenants.

(a)    Confidentiality.    The Executive agrees that the Executive will not (other than in the performance of the Executive’s duties hereunder), directly or indirectly, use, copy, disclose or otherwise distribute to any other person or entity: (a) any Confidential Information during the period of time the Executive is employed by the Company and for a period of five years thereafter; or (b) any Trade Secret at any time such information constitutes a trade secret under applicable law.

(b)    Non-Competition.    The Executive agrees that during the Executive’s employment with the Company and for a period of two (2) years thereafter, the Executive will not, either for himself or on behalf of any other person or entity, perform activities in the Restricted Territory which are the same as or similar to those performed by the Executive for the Company or any Affiliate, to support any business activities which compete with the Personal Care Business of the Company.

(c)    Non-Solicitation of Customers.    The Executive agrees that during the Executive’s employment with the Company and for a period of two years thereafter, the Executive shall not, directly or indirectly, solicit any actual or prospective customers of the Company or any Affiliate with whom the Executive had Material Contact, for the purpose of selling any products or services which compete with the Personal Care Business of the Company.

(d)    Non-Recruitment of Employees or Contractors.    The Executive agrees that during the Executive’s employment with the Company and for a period of two years thereafter, the Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the Company or any Affiliate with whom the Executive had Material Contact, to terminate or lessen such employment or contract.

(e)    Obligations of the Company.    The Company agrees to provide the Executive with Confidential Information in order to enable the Executive to perform the Executive’s duties hereunder. The covenants of the Executive contained in the covenants of Confidentiality, Non-Competition, Non-Solicitation of Customers and Non-Recruitment of Employees or Contractors set forth in Subsections 9(a) - 9(d) above (“Protective Covenants”) and Section 10 are made by the Executive in consideration for the Company’s (i) agreement to provide Confidential Information to the Executive, (ii) purchase of the Shares pursuant to the Sale and Purchase Agreement, (iii) grant to the Executive of the retention bonus set forth herein and the entitlement as of the Effective Date to acceleration of payment of the Advance Retention Payment, (iv) agreement to the salary continuation provisions set forth herein and (v) the additional compensation and benefits to which the Executive became entitled as of the Effective Date, and are intended to protect the Company’s Confidential Information and the investments the Company makes in training the Executive and developing customer goodwill.

(f)    Acknowledgments.    The Executive hereby acknowledges and agrees that the covenants contained in (a) through (d) of this Section 9 and Section 10 hereof are reasonable as to time, scope and territory given the Company and the Affiliate need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. The Executive acknowledges and represents that the Executive has substantial experience and knowledge such that the Executive can readily obtain subsequent employment which does not violate this Agreement.

(g)    Specific Performance.    The Executive acknowledges and agrees that any breach of any of the Protective Covenants or the provisions of Section 10 by him will cause irreparable damage to the Company and its Affiliates, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by him.

10.    Ownership of Work Product.

(a)    Assignment of Inventions.    The Executive will make full written disclosure to the Company, and hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designees, all of the Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is engaged as an employee of the Company or any of its Affiliates (collectively referred to as “Inventions”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information or Trade Secrets of the Company or any Affiliate, (ii) result from or are suggested by work performed by the Executive for the Company or any Affiliate, or (iii) relate at the time of conception or reduction to the business as conducted by the Company or any Affiliate, or to the actual or demonstrably anticipated research or development of the Company or any Affiliate, will be the sole and exclusive property of the Company or any Affiliate, and the Executive will and hereby does assign all of the Executive’s right, title and interest in such Inventions to the Company and any Affiliate. The Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of the Executive’s employment arrangement with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b)    Patent and Copyright Registrations.    The Executive agrees to assist the Company and its Affiliates, or their designees, at the Company or the Affiliate’s expense, in every proper way to secure the Company’s or the Affiliate’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company and its Affiliates of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company or its Affiliates shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its Affiliates, and their successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)    Inventions Retained and Licensed.    There are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to the Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s or an Affiliate’s proposed business, products or research and development, and which are not assigned to the Company or any Affiliate hereunder.

(d)    Return of Company Property and Information.    The Executive agrees not to remove any property of the Company or any Affiliate or information from the premises of the Company or any Affiliate, except when authorized by the Company or any Affiliate. The Executive agrees to return all such property and information within seven days following the cessation of the Executive’s employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company or any Affiliate to the Executive or which the Executive has developed or collected in the scope of the Executive’s employment, as well as all issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, the Executive shall certify in writing that all copies of information subject to this Agreement located on the Executive’s computers or other electronic storage devices have been permanently deleted. Provided, however, the Executive may retain copies of documents relating to any employee benefit plans applicable to the Executive and income records to the extent necessary for the Executive to prepare the Executive’s individual tax returns.

11.    Withholding of Taxes.    The Company and its Affiliates shall withhold from any amounts or benefits payable under this Agreement all federal, state, city or other taxes that they are required to withhold under any applicable law, regulation or ruling.

12. Modification and Severability.    The terms of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or provision in this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the maximum extent reasonable, whether said revisions are in time, territory, scope of prohibited activities, or other respects.

13. Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

14. Remedies and Forum.    The parties agree that they will not file any action arising out of this Agreement other than in the United States District Court for the Eastern District of North Carolina or the District or Superior Courts of Wake County, North Carolina. Notwithstanding the pendency of any proceeding, either party shall be entitled to injunctive relief in a state or federal court with jurisdiction over Wake County, North Carolina upon a showing of irreparable injury. The parties consent to personal jurisdiction and venue solely within these forums and solely in Wake County, North Carolina and waive all otherwise possible objections thereto. Solely with respect to any action or proceeding arising out of Sections 9 or 10 of this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party(ies) in any such proceeding no later than ninety (90) days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by the Executive against the Company or any of its Affiliates, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

15. Notices.    All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, or by a nationally-recognized overnight delivery service to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

16. Amendment.    This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the Company and the Executive or their legal representatives.

17. Binding Effect.    This Agreement shall be binding upon the Executive and on the Company, and their successors and assigns effective on the date first above written. The Executive consents to any assignment of this Agreement by the Company, so long as the Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Executive dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Executive’s death shall be made to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, to the Executive’s estate.

18. No Construction Against Any Party.    This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that none of the parties were in a superior bargaining position regarding the substantive terms of this Agreement.

19. Continuing Obligations.    The restrictive covenants and other provisions set forth in Sections 9 through 14 of this Agreement shall survive the expiration of this Agreement and the termination of the Executive’s employment with the Company or its Affiliates.

20. Deferred Compensation Omnibus Provision.    Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non compliance. Notwithstanding any other provision of this Agreement, the Company’s Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code and payable on account of the Executive’s separation from service shall be deferred for six (6) months after termination of the Executive’s employment or, if earlier, the Executive’s death, to the extent required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, the Executive’s period of service). The parties intend that any payments pursuant to Section 5(c) of this Agreement constitute “short-term deferrals” exempt from Section 409A of the Code.

21. Mandatory Reduction of Payments in Certain Events.    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to this Section 21, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

22. Entire Agreement.    This Agreement, together with the Original Grant Agreement, as amended, constitute the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement, including, but not limited to, the Prior Agreement. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Company or any Affiliate for any termination of employment occurring while this Agreement is in effect.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

DOMTAR CORPORATION

By:

Its:

Attn:

ATTENDS HEALTHCARE PRODUCTS, INC.

By:

Its:

Attn:

EXECUTIVE

Michael Fagan

EXHIBIT A

RESTRICTED TERRITORY

Applicable States of the United States of America

Alabama

Alaska

Arizona

Arkansas

California

Colorado

Connecticut

Delaware

Florida

Georgia

Hawaii

Idaho

Illinois

Indiana

Iowa

Kansas

Kentucky

Louisiana

Maine

Maryland

Massachusetts

Michigan

Minnesota

Mississippi

Missouri

Montana

Nebraska

Nevada

New Hampshire

New Jersey

New Mexico

New York

The Metropolitan Statistical Area of Greenville,

North Carolina

North Carolina other than the Metropolitan Statistical Area of

Greenville, North Carolina

North Dakota

Ohio

Oklahoma

Oregon

Pennsylvania

Rhode Island

South Carolina

South Dakota

Tennessee

Texas

Utah

Vermont

Virginia

Washington

West Virginia

Wisconsin

Wyoming

Applicable Provinces of Canada

Alberta

British Columbia

Ontario

Quebec

EXHIBIT B

OUTSIDE ACTIVITIES

Board of Directors, State of North Carolina Chamber of Commerce

Board of Directors, Pitt County Chamber of Commerce

Board of Directors, Eastern North Carolina Make-A-Wish Foundation

Capital Committee, Ravenscroft School

EXHIBIT C

WAIVER AND RELEASE

In consideration for the undertakings and promises set forth in that Amended and Restated Employment Agreement, dated as of ____ ___, 2012 (the “Agreement”), among _______________ (“Executive”), Domtar Corporation (“Company”) and Attends Healthcare Products, Inc., Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its Affiliates (as defined in the Agreement) and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Release, whether presently known or unknown to Executive, including, without limitation, any and all claims:

(a) arising from Executive’s employment, pay, bonuses, vacation or any other benefits, and other terms and conditions of employment or employment practices of Company or any Affiliate;

(b) arising out of or relating to the termination of Executive’s employment with Company or any of its Affiliates or the surrounding circumstances thereof;

(c) based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d) based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e) arising under any other written or oral agreements between Executive and Company or any of Company’s Affiliates.

Nothing in this Release, however, shall:

(a) alter or reduce any vested and accrued benefits (if any) the Executive may be entitled to receive under the Agreement or any employee benefit plan in which the Executive participated;

(b) affect the Executive’s right (if any) to elect and pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.), as amended;

(c) affect the Executive’s right (if any) to receive (i) any base salary that has accrued through the termination date and is unpaid, (ii) any reimbursable expenses that the Executive has incurred before the termination date but are unpaid and (iii) any unused paid time off days to which the Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the termination date; or

(d) affect the Executive’s right, if any, to salary continuation or severance payments or the pro rata retention award or bonus for the year of termination as set forth in the Agreement or under the Domtar Corporation Severance Program for Management Committee Members.

Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any of its Affiliates, and Executive forever waives any interest in or claim of right to any future employment by Company or any of its Affiliates. Executive further covenants not to apply for future employment with Company or any of its Affiliates or otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a) Executive has carefully read and fully understands the provisions of this Release;

(b) Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;

(c) Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;

(d) Executive understands that this Agreement FOREVER RELEASES Company and any other Releasee from any legal action arising prior to the date of execution of this Release;

(e) In signing this Release, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise;

(f) Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and

(g) Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

The Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at _______________. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Date

21